EXHIBIT(a)(1)(N)

FORM OF FINAL EMAIL COMMUNICATION CONFIRMING

NON-PARTICIPATION IN THE OPTION EXCHANGE

TO:	[Eligible Participant]
FROM:	Caesars Option Exchange Program Administrator
SUBJECT:	Confirmation of Caesars Entertainment Corporation Option Exchange Program Non-Participation
DATE:	August 22, 2012

As was previously communicated, the deadline for making an election to exchange your eligible options in the option exchange program was 9:00 p.m. Pacific Time on Tuesday, August 21, 2012. There are no exceptions to this deadline.

This email is to confirm that we did not receive by this deadline an election from you to exchange your eligible options for replacement options in the option exchange program. Accordingly, your eligible options will not be canceled and will retain their existing terms, exercise prices and vesting schedules, and you will not be granted replacement options with respect to these eligible options under the option exchange program.

If you have any questions, please send an email to optionexchange@caesars.com or call Russell Goldich, Director of Compensation of Caesars, at (001+) (702) 407-6043.